SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No.____)/1/



                                PVF CAPITAL CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  693654 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 October 9, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

          [ ]    Rule 13d-1(b)

          [X]    Rule 13d-1(c)

          [ ]     Rule 13d-1(d)

-----------------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

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CUSIP NO. 693654 10 5     /          13G            /         Page 2 of 6 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/       1      /   NAMES OF REPORTING PERSONS:
/             /    JOHN R. MALE
/             /
/             /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/           /
/       2   /      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/           /
/           /                                         (a)      [X]
/           /
/           /                                         (b)      [ ]
--------------------------------------------------------------------------------
/           /
/       3   /      SEC USE ONLY
/           /
--------------------------------------------------------------------------------
/           /
/       4   /      CITIZENSHIP OR PLACE OF ORGANIZATION
/           /      UNITED STATES OF AMERICA
/           /
--------------------------------------------------------------------------------
/                    /     /
/                    /  5  /   SOLE VOTING POWER              347,043 (1)
/      NUMBER OF     -----------------------------------------------------------
/        SHARES      /     /
/     BENEFICIALLY   /  6  /   SHARED VOTING POWER                  0
/       OWNED BY     -----------------------------------------------------------
/         EACH       /  7  /   SOLE DISPOSITIVE POWER         326,178 (1)
/      REPORTING     -----------------------------------------------------------
/        PERSON      /  8  /   SHARED DISPOSITIVE POWER        20,865
/         WITH       /     /
--------------------------------------------------------------------------------
/            /
/       9    /     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/            /     347,043
--------------------------------------------------------------------------------
/            /
/       10   /     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/            /     SHARES*
/            /     [  ]
--------------------------------------------------------------------------------
/            /
/       11   /     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/            /     5.42%  (2)
/            /
--------------------------------------------------------------------------------
/            /
/       12   /     TYPE OF REPORTING PERSON *
/            /               IN
/            /
--------------------------------------------------------------------------------

(1) Includes 22,281 shares that may be acquired upon the exercise of options within 60 days of September 30, 2003. Does not include 24,159 shares in which John R. Male has a pecuniary interest through his ownership of a limited partnership interest in a family limited partnership; Mr. Male does not have or share voting or dispositive power over such shares.
(2)  Assumes that options for 22,281 shares have been exercised.

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CUSIP NO. 693654 10 5     /          13G            /         Page 3 of 6 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/       1      /   NAMES OF REPORTING PERSONS:
/             /    GAIL MALE
/             /
/             /    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
/           /
/       2   /      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
/           /
/           /                                         (a)      [X]
/           /
/           /                                         (b)      [ ]
--------------------------------------------------------------------------------
/           /
/       3   /      SEC USE ONLY
/           /
--------------------------------------------------------------------------------
/           /
/       4   /      CITIZENSHIP OR PLACE OF ORGANIZATION
/           /      UNITED STATES OF AMERICA
/           /
--------------------------------------------------------------------------------
/                    /     /
/                    /  5  /   SOLE VOTING POWER              5,833
/      NUMBER OF     -----------------------------------------------------------
/        SHARES      /     /
/     BENEFICIALLY   /  6  /   SHARED VOTING POWER                0
/       OWNED BY     -----------------------------------------------------------
/         EACH       /  7  /   SOLE DISPOSITIVE POWER         5,833
/      REPORTING     -----------------------------------------------------------
/        PERSON      /  8  /   SHARED DISPOSITIVE POWER           0
/         WITH       /     /
--------------------------------------------------------------------------------
/            /
/       9    /     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
/            /     5,833
--------------------------------------------------------------------------------
/            /
/       10   /     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
/            /     SHARES*
/            /     [  ]
--------------------------------------------------------------------------------
/            /
/       11   /     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
/            /     0.09%
/            /
--------------------------------------------------------------------------------
/            /
/       12   /     TYPE OF REPORTING PERSON *
/            /               IN
/            /
--------------------------------------------------------------------------------

                                                  ------------------------------
                                                    Page 4 of 6 Pages
                                                  ------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

ITEM 1(A)         NAME OF ISSUER:

                  PVF Capital Corp.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  30000 Aurora Road
                  Solon, Ohio  44139

ITEM 2(A)         NAME OF PERSON FILING:

                  (A)      John R. Male
                  (B)      Gail Male

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  (A)      30000 Aurora Road
                           Solon, Ohio  44139

                  (B)      8885 Antelope Run
                           Russell Township, Ohio  44072

ITEM 2(C)         CITIZENSHIP:

                  (A)      United States of America
                  (B)      United States of America

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01 per share

ITEM 2(E)         CUSIP NUMBER:     693654 10 5

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2
                  (b) OR (c), CHECKWHETHER THE PERSON FILING IS A:

                  Not applicable. This Statement is being filed pursuant to Rule 13d-1(c).

                                                  ------------------------------
                                                  Page 5 of 6 Pages
                                                  ------------------------------

ITEM 4.        OWNERSHIP.

               (a)  AMOUNT  BENEFICIALLY  OWNED: See Row 9 of the second part of
                    ----------------------------
                    the    cover    page    for    each    reporting     person.


               (b)  PERCENT OF CLASS: See Row 11 of the second part of the cover
                    -----------------
                    page for each reporting person.

               (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:  See Rows 5, 6,
                    --------------------------------------------
                    7,   and  8  of  the   second   part  of  the   cover   page
                    for    each reporting person.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
               HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                  Page 6 of 6 Pages
                                                  ------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



September 30, 2003                          /s/ John R. Male
------------------                          -----------------------------------
Date                                        John R. Male




September 30, 2003                          /s/ Gail Male
------------------                          -----------------------------------
Date                                        Gail  Male

                                                                       EXHIBIT A
                                                                       ---------


                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                               RULE 13d-1(k) UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934


     The undersigned agree that the Statement of Schedule 13G to which this Agreement is attached is filed on behalf of each of them.


Date: September 30, 2003                  By:      /s/ John R. Male
                                                   --------------------------
                                                   John R. Male



                                          By:      /s/ Gail Male
                                                   --------------------------
                                                   Gail Male